FORM 3/A                                             ---------------------------

                                                         OMB APPROVAL

                                                   ---------------------------
                                                   OMB Number:       3235-0104
                                                   Expires: September 30, 1998
                                                   Estimated average burden
                                                   hours per response......0.5

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person(*)

    Piotrowski                     Zenon                         .

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   (Last)                            (First)              (Middle)

 3370 NW 125TH Place

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                                    (Street)

   Portland               Oregon                        97229

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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     10/22/99

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     CFI ProServices, Inc. (CCTX)

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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

       Vice President   --------------------------

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6.   If Amendment, Date of Original (Month/Day/Year)

10/28/99

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7. Individual or Joint/Group Filing (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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


                                                                 3. Ownership Form:

                                      2. Amount of Securities       Direct (D) or

1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect
Beneficial Ownership

   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

- -Common

Stock---------------------------2,411-------------------------D-------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

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

FORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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

1.  Title of    2. Date Exercisable        3.  Title and Amount          4. Conversion or 5. Ownership    6.  Nature
Derivative      and Expiration Date         of Securities Underlying     Exercise Price   Form of         of Indirect
Security        (Month, Day, Year)         Derivative Security           of Derivative    Derivative      Beneficial
(Instr. 4)                                 (Instr. 4)                    Security         Security:       Ownership

                Date          Expiration   Title           Amount or                      Direct (D)      (Instr. 5)
                Exercisable   Date                         Number of                      or Indirect(I)
                                                           Shares                         (Instr. 5)


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Incentive Stock FN            1/21/07      Common Stock     4,000        $20.00           D
Options
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Incentive Stock FN            1/9/08       Common Stock    16,0000       $12.25           D
Options
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Incentive Stock FN            1/21/09      Common Stock     1,450        $12.25           D
Options
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Nonqualified    FN            1/21/09      Common Stock     3,550        $12.25           D
Stock Options
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

Explanation of Responses:

FN Each of the options listed above vests 20% on each of the anniversary dates of the date of grant for 5 years.


            /s/ Zenon Piotrowski                                 4/10/00

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      **Signature of Reporting Person                             Date

  **Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                           (Print or Type Responses)